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Exhibit 3.45
                          AMENDED AND RESTATED BY-LAWS

             AMERICAN PROFESSIONAL HOLDING, INC., A UTAH CORPORATION

                         Adopted as of November 1, 1996

                             ARTICLE I SHAREHOLDERS

         Section 1. Annual Meeting. The annual meeting of the shareholders shall be held in the month of June in each year or at such other time as shall be fixed by the Board of Directors, for the purpose of electing directors and for the transaction of such other business as may come before the meeting.

         Section 2. Notice of Meeting. Written notice stating the place, day and hour of the meeting and, in case of a special meeting, the purpose or purposes for which the meeting is called, shall, unless otherwise prescribed by statute, be delivered not less than ten (10) nor more than sixty (60) days before the date of the meeting, either personally or by mail, or at the direction of the president, or the secretary, or the officer or other persons calling the meeting.

                          ARTICLE II BOARD OF DIRECTORS

         Section 1. Number, Tenure and Qualifications. The number of directors of the corporation shall be not less than one (1) nor more than four (4) as established by the Board of Directors from time to time. Each director shall hold office until the next annual meeting of shareholders and until his successor shall have been elected and qualified. Directors need not be residents of the state of incorporation of the corporation or shareholders of the corporation.

         Section 2. Regular and Special Meetings. The Board of Directors may call regular and special meetings.

                              ARTICLE III OFFICERS

         Section 1. Number. The officers of the corporation shall be a president, vice president, a secretary and a treasurer, all of whom shall be elected or appointed by the Board of Directors. Such other officers and assistant officers as may be deemed necessary may be elected or appointed by the Board of Directors. Any two or more offices may be held by the same person.

         Section 2. Election and Term of Office. The officers of the corporation shall be elected annually by the Board of Directors. Each officer shall hold office until his successor shall have been elected and shall have qualified or until his death or until he shall resign or shall have been removed in the manner hereinafter provided.

                             ARTICLE IV FISCAL YEAR

         The fiscal year of the corporation shall begin on the 1st day of January and end on the 31st day of December in each year.